Exhibit to Accompany
Sub-Item 77 (O): Transactions effected pursuant to Rule 10f-3
FORM N-SAR
THE MARSICO INVESTMENT FUND  (the "Funds")
File Number: 811-8397
Period October 01, 2000 through March 31, 2001

Name of Issuer: Transmeta Corp.
Date of Offering:11/06/00
Date of Purchase:11/06/00
Underwriter from whom purchased: DMG Equities, Morgan Stanley

"Affiliated Underwriter" in the syndicate: Banc of America
     Securities
Aggregate principal amount of purchase:	21st Century $210,000;
  Aggregate principal amount of offering: $314 million
Purchase price (net of fees and expenses):$21 / share
Commission, spread or profit:	$1.47 / share


Name of Issuer: Adolph Coors
Date of Offering:11/15/00
Date of Purchase:11/15/00
Underwriter from whom purchased: Goldman Sachs, Morgan Stanley
     JP Morgan
"Affiliated Underwriter" in the syndicate: Banc of America
     Securities
Aggregate principal amount of purchase:	Growth & Income
     $3,400,262
Aggregate principal amount of offering: $368.1 million
Purchase price (net of fees and expenses): $66.6875 / share
Commission, spread or profit:	$3.00 / share